UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2026 (February 12, 2026)

NATIONAL HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13489 (Commission File Number)	52-2057472 (I.R.S. Employer Identification No.)

100 Vine Street Murfreesboro, Tennessee (Address of Principal Executive Offices)		37130 (Zip Code)

Registrant’s telephone number, including area code: (615) 890-2020

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.1 par value	NHC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 5.02.     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The Board of Directors (“Board”) of National HealthCare Corporation (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board and by unanimous vote of the Board, increased the size of the Board by two (2) directors to a total of nine (9) directors effective February 12, 2026 (the “Effective Date”), and appointed Dr. David Gifford and Mr. Andrew Adams to fill the resulting vacancies as of the Effective Date. Mr. Adams will be a Class 1 Director (as defined in the Company’s Amended and Restated Bylaws) and will be a nominee for election to the Board for a three (3) year term at the Company’s 2026 Annual Meeting of the Shareholders. Dr. Gifford will be a Class 2 Director (as defined in the Company’s Amended and Restated Bylaws) and it is intended that he will be a nominee for election to the Board for a three (3) year term at the Company’s 2027 Annual Meeting of the Shareholders.

David Gifford, MD, MPH, is a geriatrician who, since 2011 and until his recent retirement, served in multiple positions at the American Health Care Association and National Center for Assisted Living (AHCA/NCAL), which represents nursing homes, assisted living communities, and intermediate care facilities. He helped create the Quality Department at AHCA/NCAL and led the response to the COVID-19 pandemic. Dr. Gifford oversaw several departments while at AHCA/NCAL including the Quality, Regulatory, Research and Provider Network teams. He established the Center for Health Policy and Evaluation in LTC and the EMR Data Cooperative. During his tenure at AHCA/NCAL, he also served as a member of the Baldridge Foundation Board, a 501c3 established by Congress to support and promote the US Department of Commerce’s Malcolm Baldridge Program. He is the co-author of LTC Success: How Senior Care Communities Thrive Clinically and Financially and holds a faculty appointment at Brown University Medical School and School of Public Health.

Earlier in his career, Dr. Gifford served as Chair of the US Department of Veteran’s Affairs Geriatric and Gerontology Advisory Committee, which advised the Secretary of Veterans Affairs on geriatric issues facing veterans. From 2005-2011, Dr. Gifford was the Director of the Rhode Island State Department of Health, where he received the National Governor’s Distinguished Service Award for State Officials for his management of the H1N1 influenza outbreak. Dr. Gifford received his medical degree from Case Western Reserve University and conducted his geriatric fellowship at UCLA, where he also earned his Master’s Degree in Public Health and was a Robert Wood Johnson Clinical Scholar. Dr. Gifford’s commitment to the geriatric population and his unique understanding of the intersection of public health and healthcare operations will expand the Board’s expertise in these important areas.

Andrew Adams served as the administrator of one of the Company’s largest facilities, AdamsPlace, a CCRC with 289 beds/units, for more than a decade early in his career. Since 2014, he has served as the President of a multilocation financial services company and has overseen its expansion from nine to twenty retail locations. Mr. Adams has a B.A. degree in business administration from Lipscomb University. He is the nephew of Robert Adams, Chairman of the Board, son of Andy Adams, a former Board member, and grandson of the Company’s founder, Dr. Carl Adams. Mr. Adams has a background in long-term care administration and business operations and expansion, which will broaden our Board’s expertise in these critical areas.

The Board determined that Dr. Gifford and Mr. Adams are both independent directors as defined by Section 803 of the NYSE American Company Guide. The Board appointed Dr. Gifford to serve on the Company’s Nominating and Corporate Governance Committee and Mr. Adams to serve on the Company’s Compensation Committee. There are no arrangements or understandings between Dr. Gifford or Mr. Adams, and any other persons, pursuant to which they were appointed as directors. Dr. Gifford and Mr. Adams will be eligible for compensation as non-employee directors of the Company as described under the heading “Director Compensation” in the Proxy Statement for the 2025 Annual Meeting of Stockholders of the Company filed with the U.S. Securities and Exchange Commission on March 28, 2025, provided stock options granted to them in 2026 will vest when granted. Each of them will enter into the Company’s standard director and officer indemnification agreement.

Item 7.01 Regulation FD Disclosure

On February 17, 2026, NHC issued a press release announcing the election of new directors described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Number	Exhibit
99.1	Press Release Dated February 17, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     February 17, 2026

NATIONAL HEALTHCARE CORPORATION

By:	/s/Stephen F. Flatt
Name:	Stephen F. Flatt
Title:	CEO